MPM HOLDINGS INC.
Statement Regarding Computation of Ratios
(Amounts in millions of dollars)

	Year Ended December 31,
	2017	2016	2015	2014	2013
Pre-tax income (loss) from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries or earnings from unconsolidated entities	15	(146)	(72)	1,658	(363)
Fixed Charges:
Interest expensed and capitalized	81	69	73	162	394
Interest element of lease costs	8	5	4	7	5
Total fixed charges	89	74	77	169	399
Pre-tax income (loss) from continuing operations before adjustment for noncontrolling interests in consolidated subsidiaries or earnings from unconsolidated entities, plus fixed charges	104	(72)	5	1,827	36
Ratio of earnings to fixed charges	1.17	N/A	N/A	10.81	N/A

(1)	The interest element of lease costs has been calculated as 1/3 of the rental expense relating to operating leases as management believes this represents the interest portion hereof.

(2)	Our earnings were insufficient to cover fixed charges by $146, $72, and $363, for the years ended December 31, 2016, 2015, and 2013, respectively.